EXHIBIT 99.1

NEWS RELEASE

Contact:	Investor Relations 708.483.1300 ext 1344
TreeHouse Foods, Inc. Reports Third Quarter Results
Westchester, IL, November 9, 2006 — TreeHouse Foods, Inc. (NYSE: THS) today announced that income from continuing operations was $0.26 per diluted share for the quarter ended September 30, 2006, compared to $0.16 per diluted share in the third quarter of 2005. The improvement in results came from both legacy operations ($0.01) and from the acquisition of soup and infant feeding products ($0.09) in April 2006. The results for the quarter included unusual items such as plant shutdown costs ($0.01) which were offset by a gain on the sale of a previously closed distribution center ($0.03). Last year’s results included a one-time gain ($0.01) related to an asset sale. Excluding these items, earnings per share would be $0.24 for the quarter this year, compared to $0.15 last year.
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, as defined below, and reconciled to net earnings, the most directly comparable GAAP measure, on the attached schedule) increased to $28.6 million in the quarter compared to $18.3 million in the same period last year. The increase is due primarily to the addition of the soup and infant feeding business (“SIF”), and also reflects improved margins in our legacy business. On a year to date basis, adjusted EBITDA is $76.7 million compared to $61.1 million with the bulk of the increase coming from the addition of SIF.
Net sales for the third quarter of 2006 totaled $251.7 million, an increase of 46.4% over the third quarter of 2005 reflecting growth from the Company’s acquisition of its soup and infant feeding business effective on April 24, 2006. Excluding SIF, revenues increased 0.6%. Pickle revenues increased by 3.3% due primarily to the acquisition of the Oxford Foods book of business in February 2006. Non-dairy powdered creamer sales increased by 2.0% as pricing programs offset volume losses at lower margin accounts. Other product sales fell 7.9% due to lower co-pack revenues. Gross margin for the third quarter was 21.5% compared to 19.9%, with the increase resulting from plant efficiencies and internal cost savings programs which more than offset higher input costs. Operating expenses increased from $24.9 million during the third quarter of 2005 to $36.9 million in 2006. This year’s expenses include the addition of the SIF business ($9.7 million). The remaining increase in operating expenses of $2.3 million was due primarily to higher administrative costs associated with public company audit requirements under the Sarbanes-Oxley Act of 2002, and additional staffing at TreeHouse and Bay Valley Foods as a result of the growth in the Company’s business. Interest expense in the quarter was $4.5 million compared to $0.4 million last year due to higher bank debt used to fund the SIF acquisition.
Commenting on the results, Sam K. Reed, Chairman and CEO, said, “The third quarter was a very strong quarter for us and marked a significant recovery from last year’s problems. We posted excellent results for the quarter based upon margin expansion, revenue growth and on-plan integration of canned soup into our private label grocery business. The key metrics of sales revenue, product margins, customer service and operating cash flow all showed steady progress and continued improvement. We expect to maintain our momentum during the fourth quarter resulting in a strong finish for the year.”
SEGMENT RESULTS
Pickle segment net sales for the second quarter increased by approximately $2.5 million from the prior year due to both higher pricing and increased volumes from the book of business acquired from Oxford Foods. These increases offset a baseline volume reduction of 6.2% as the Company continued with its program to de-emphasize non-strategic regional brands. Adjusted gross margins declined in the quarter from 13.2% last year to 11.1% this year as a result of higher cucumber, packaging and natural gas costs. Adjusted gross margin is gross profit less delivery and commission costs and is TreeHouse’s measure of segment performance.
Powder segment sales increased by 2.0% compared to the same quarter a year ago, despite our focus on margin improvement and dropping certain low margin business. Adjusted gross margins in the quarter improved from 14.6% last year to 18.6% this year as we focused on higher margin business and last year being negatively impacted by higher input costs. The margins for the current quarter were slightly below the full year run rate due to higher input costs, especially corn syrup and sweeteners.
SIF products are new as a result of the acquisition of this business on April 24, 2006. Revenues in the quarter were $78.7 million. Adjusted gross margins for the quarter were 16.8% compared to 10.2% last quarter due to favorable manufacturing variances in the third quarter while the second quarter was negatively affected by purchase accounting adjustments to opening inventory.
OUTLOOK FOR THE REMAINDER OF 2006
“The third quarter was an important milestone for us as we began the management and operational integration of soup and infant feeding into our Bay Valley Foods organization. We continued our successful effort to improve our gross margins, while achieving year over year revenue growth in our legacy product lines,” said Reed. “We have met the initial demands of the winter soup and non-dairy creamer powder seasons and believe we are operationally well positioned to maintain our momentum throughout the fourth quarter. We are now heading into our final and largest sales quarter of the year with confidence that we can overachieve our previously issued guidance of $0.86 to $0.91 per share. As such, we are raising our guidance for full year earnings per share from continuing operations, excluding unusual items, to $1.05 to $1.08.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation table between earnings for the three and nine month periods ended September 30, 2006 and September 30, 2005 calculated according to GAAP and adjusted EBITDA is attached.
RESTATEMENT OF SECOND QUARTER BALANCE SHEET
In the Company’s consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, borrowings outstanding under its revolving credit agreement were classified as short term in nature in anticipation of the impending refinancing of its debt. During the third quarter the Company completed its refinancing by consummating its previously disclosed private placement of its $100 million, seven year, fixed interest rate senior notes and amended its revolving credit agreement to increase the amount of borrowings available and to reduce certain costs of borrowing.
Following additional reviews of the classification of borrowings under the Company’s revolving credit agreement, the Company determined on November 9, 2006 that it would reclassify $248.3 million of borrowings under the Company’s revolving credit facility as of June 30, 2006 from current liabilities to long-term debt. The Company reflected this change through the restatement of its consolidated financial statements for the quarter ended June 30, 2006. The Company expects to finalize the restated amounts by the time of its filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2006. This restatement has no impact on the Company’s results of operations or net cash flows from operating, investing and financing activities for the three or six month periods ended June 30, 2006.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 10:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2005 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net sales	$251,684	$171,872	$656,526	$523,255
Cost of sales	197,494	137,596	513,423	410,671

Gross profit	54,190	34,276	143,103	112,584
Operating expenses:
Selling and distribution	20,183	14,256	53,080	45,036
General and administrative	16,469	10,513	43,078	19,752
Management fee paid to Dean Foods	—	—		2,940
Other Operating expense, net	(712)	(317)	1,245	6,962
Amortization expense	966	452	2,275	1,280

Total operating expenses	36,906	24,904	99,678	75,970

Operating income	17,284	9,372	43,425	36,614
Other (income) expense:
Interest expense, net	4,462	403	7,875	768
Other (income) expense, net	—	—	—	(66)

Total other (income) expense	4,462	403	7,875	702

Income from continuing operations before income taxes	12,822	8,969	35,550	35,912
Income taxes	4,554	4,016	13,276	18,040

Income from continuing operations	8,268	4,953	22,274	17,872

Loss from discontinued operations, net of tax	(10)	(53)	(23)	(648)

Net income	$8,258	$4,900	$22,251	$17,224

Weighted average common shares:
Basic	31,202	30,833	31,145	30,812
Diluted	31,277	31,075	31,234	31,095
Basic earnings per common share:
Income from continuing operations	$0.26	$0.16	$0.71	$0.58
Loss from discontinued operations, net of tax	—	—	—	(0.02)

Net income	$0.26	$0.16	$0.71	$0.56

Diluted earnings per common share:
Income from continuing operations	$0.26	$0.16	$0.71	$0.57
Loss from discontinued operations, net of tax	—	—	—	(0.02)

Net income	$0.26	$0.16	$0.71	$0.55

Supplemental Information:
Depreciation and Amortization	7,252	4,432	18,018	12,688
Expense under FAS123R, before tax	4,756	4,804	13,995	4,804

Segment Information:
Pickle Segment
Net Sales	78,528	76,045	250,960	244,046
Adjusted Gross Margin	8,718	10,033	33,394	33,654
Adjusted Gross Margin Percent	11.1%	13.2%	13.3%	13.8%

Powder Segment
Net Sales	63,860	62,630	191,473	188,468
Adjusted Gross Margin	11,863	9,151	36,248	29,967
Adjusted Gross Margin Percent	18.6%	14.6%	18.9%	15.9%

Soup & Infant Feeding Segment
Net Sales	78,736	—	121,395	—
Adjusted Gross Margin	13,267	—	17,656	—
Adjusted Gross Margin Percent	16.8%	—	14.5%	—

      The following table reconciles our net earnings to adjusted EBITDA for the three and nine months ended September 30, 2006 and 2005:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net earnings as reported	$8,258	$4,900	$22,251	$17,224
Interest Expense	4,462	403	7,875	768
Income taxes	4,554	4,016	13,276	18,040
Discontinued Operations	10	53	23	648
Depreciation and amortization	7,252	4,435	18,018	12,688
Stock option expense	4,756	4,804	13,995	4,804
Plant shut-down costs and asset sales of closed facilities	(712)	(317)	1,245	(2,506)
Spin related costs	—	—	—	9,468

Adjusted EBITDA	$28,580	$18,294	$76,683	$61,134